Exhibit 99.1

Hughes Satellite Systems Corporation Announces Debt Offerings

ENGLEWOOD, Colo., July 19, 2016—EchoStar Corporation (NASDAQ: SATS) today announced that its subsidiary, Hughes Satellite Systems Corporation (“HSSC”), plans to offer, subject to market and other conditions, up to $1 billion in aggregate principal amount of senior secured and unsecured debt securities (together, the “Notes Offering”). The net proceeds of the offering are intended to be used for capital expenditures, working capital and other general corporate purposes.

The securities offered in the Notes Offering will only be offered and sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and in offshore transactions in accordance with Regulation S under the Securities Act. The securities offered in the Notes Offering will not be and have not been registered under the Securities Act or the securities laws of any other jurisdiction. The securities offered in the Notes Offering may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered in the Notes Offering; nor shall there be any sale of these securities in any state or jurisdiction in which such an offer solicitation or sale would be unlawful.

About EchoStar

EchoStar Corporation (NASDAQ: SATS) is a premier global provider of satellite and video delivery solutions. Headquartered in Englewood, Colo., and conducting business around the globe, EchoStar is a pioneer in secure communications technologies through its EchoStar Satellite Services, EchoStar Technologies and Hughes Network Systems business segments.

For more information, visit echostar.com. Follow @EchoStar on Twitter.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
 This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “project,” “plans,” and similar expressions and the use of future dates are intended to identify forward looking statements. Although management believes that the expectations reflected in these forward looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements are subject to certain risks, uncertainties, and assumptions. See “Risk Factors” in EchoStar’s and HSSC’s Annual Reports on Form 10-K for the year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2016 filed with the Securities and Exchange Commission and in the other documents EchoStar and HSSC file with the Securities and Exchange Commission from time to time.  The forward-looking statements speak only as of the date made, and EchoStar Corporation and Hughes Satellite Systems Corporation expressly disclaim any obligation to update these forward-looking statements.

###

Contacts:

EchoStar Investor Relations

Deepak Dutt

+1 (301) 428-1686

Deepak.Dutt@echostar.com

EchoStar Public Relations

Jessica Olsen

+1 (303) 706-4906

Jessica.Olsen@echostar.com